UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 29, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03140	NORTHERN STATES POWER COMPANY	39-0508315
(a Wisconsin corporation)
1414 W. Hamilton Avenue
Eau Claire, Wisconsin 54701
(715) 737-2625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 29, 2015, Northern States Power Company (NSP-Wisconsin), a Wisconsin corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Public Service Commission of Wisconsin (PSCW) to increase rates for electric and natural gas service effective Jan. 1, 2016. NSP-Wisconsin requested an overall increase in annual electric rates of $27.4 million, or 3.9 percent, and an increase in natural gas rates by $5.9 million, or 5.0 percent.

The rate filing is based on a 2016 forecast test year, a return on equity of 10.2 percent, an equity ratio of 52.5 percent and a forecasted average net investment rate base of approximately $1.2 billion for the electric utility and $111.2 million for the natural gas utility.

The requested increase in electric rates is necessary to support continued investments in electric generation, transmission and distribution facilities to reliably meet the electrical demands of customers and to recover increased operating costs necessary to provide electric service. The requested increase in natural gas rates is necessary to support continued investments in natural gas distribution facilities and ongoing environmental remediation in Ashland, Wis.

The major components of the requested rate increases are summarized below:

Electric Rate Request (Millions of Dollars)	Request
Capital investments	$23.0
Generation and transmission expenses (excluding fuel and purchased power) (a)	37.2
Operating and maintenance (O&M) expenses	11.1
Reduced fuel and purchased power expenses	(16.9)
Sales forecast	(27.0)
Total electric rate increase	$27.4

(a) Includes Interchange Agreement billings. The Interchange Agreement is a Federal Energy Regulatory Commission tariff under which NSP-Wisconsin and its affiliate, Northern States Power Company, a Minnesota corporation, own and operate a single integrated electric generation and transmission system and both companies pay a pro-rata share of system capital and operating costs. For financial reporting purposes, these expenses are included in O&M.

Natural Gas Rate Request (Millions of Dollars)	Request
Capital investments	$3.7
O&M expenses	3.2
Environmental remediation expenses	2.9
Sales forecast	(3.9)
Total natural gas rate increase	$5.9

A PSCW decision is anticipated in the fourth quarter of 2015.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Wisconsin have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy and NSP-Wisconsin in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and NSP-Wisconsin’s Annual Reports on Form 10-K for the year ended Dec. 31, 2014 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 29, 2015	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Wisconsin corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer